Exhibit 99.1

THE LGL GROUP ANNOUNCES NEW PAYCHECK PROTECTION PROGRAM LOAN

ORLANDO, FL, April 20, 2020 – The LGL Group, Inc. (the “Company” or “LGL”; NYSE American: LGL), announced its operating subsidiaries have entered into loans pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security (CARES) Act totaling approximately $1.9 million that mature on April 15, 2022 and bear interest at a rate of 1.00% per annum, with the first six months of principal and interest deferred.

Ivan Arteaga, LGL’s CEO, said “Our company’s $1.9 million in loans from the Paycheck Protection Program provides paycheck protection for our employees from the economic impact to our business due to the COVID-19 virus. Our businesses have been impacted and face uncertain future impacts as a result of ‘Stay at Home’ orders within jurisdictions in which our company and its subsidiaries operate.”

Mr. Arteaga continued, “While the future outlook is uncertain, we are very grateful that our businesses are considered ‘essential’ for the sake of its customers and employees. We continue to produce and ship orders that are vital to the defense and aerospace industries.”

Bill Drafts, CEO for MtronPTI, said “We greatly appreciate our employees’ heroic efforts as we continue delivering mission critical products to our Aerospace and Defense customers, allowing them to protect our nation and the World. We are incredibly proud of the passion and dedication of MtronPTI’s employees during this pandemic and we are working hard to implement every safety precaution recommended by the Centers for Disease Control and Prevention in order to provide the safest possible environment in which to work.”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and Precise Time and Frequency LLC, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

The LGL Group, Inc.

Ivan Arteaga, 407-298-2000

CEO

iarteaga@lglgroup.com

or

James Tivy, (407) 298-2000

CFO

jtivy@lglgroup.com